Exhibit 99.1

FOR IMMEDIATE RELEASE

MDWERKS SIGNS $3.2 MILLION LOAN AGREEMENT

DEERFIELD BEACH, Fl. – April 22, 2009 — MDwerks, Inc. (OTCBB:MDWK) (“the Company”),  announced today that it has received net proceeds of $3,108,550 pursuant to a loan agreement with Vicis Capital Master Fund (“Vicis”).

 The net funds reflect payment of a 2% original issue discount of $64,000 as well as professional and other fees of $27,450. The total gross amount of the Vicis Promissory Note is $3,851,375 comprised of the current loan of $3,200,000, and prior advances, accrued interest, and professional and other fees of $651,375 relative to prior loans and commitments.

The loan bears interest at an annual rate of 13%, which accrues until monthly interest and monthly partial principal payments of $40,000 commence in October 2009. The Note balance is then due in October 2011. Please see our Form 8-K, which will be filed with EDGAR, for complete details regarding this transaction.

David M. Barnes, President and CEO, commented, “We are very pleased to have been able to raise capital at this time and we are quite confident that we now have the financial resources to develop and promote the digital pen technology package to the point where the product will have a very strong customer base in Florida and New York. In addition, we also intend to carry out our plan to hire knowledgeable and experienced sales persons in Texas, California, Pennsylvania, Ohio and New Jersey each of which have a high concentration of nursing homes and other healthcare facilities. We anticipate that we will achieve profitable operations in these states.”

Through its wholly owned subsidiary, Xeni Patient Access Solutions, Inc. (“XPAS”), the Company is selling the D-PAS digital pen along with the related software that is customized and then integrated and implemented into each client’s individual system all of which is currently obtained from Long Island based Patient Access Solutions, Inc. (“PASO”) and will initially be offered for 36 to 48 month periods to healthcare facilities. Approximate prices range from $100,000 to over $1,000,000 for large installations. Since November 2008, the Company has provided financing for leasing transactions of the D-PAS digital pen and related software and services sold by PASO to nursing homes in both New York and New Jersey. The Company intends to continue the financing of certain such leases.

Mr. Barnes continued, “With the continuing shift from traditional paper to electronic medical records, we believe that the D-PAS digital pen package will become an increasingly attractive and necessary product in the healthcare industry. In addition to home healthcare, we expect to provide efficient digital solutions to related industries such as clinical trial operations, hospitals, and independent physician practices in the coming months as well as introducing these digital solutions to other industries such as warehousing, manufacturing, aviation, trucking, transportation and the U.S. Military later in the year”.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of MDwerks' Securities and Exchange Commission filings available at http://www.sec.gov.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL:
MDwerks, Inc., Deerfield Beach, Florida		The Equity Group Inc., New York, NY
David M. Barnes		Adam Prior
Chief Executive Officer		(212) 836-9606
954-389-8300		aprior@equityny.com
dbarnes@mdwerks.com		www.theequitygroup.com